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COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
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WASHINGTON, D.C. 20219

                         CERTIFICATE OF FIDUCIARY POWERS

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Deutsche Bank National Trust Company," Los Angeles, California, (Charter No. 18608) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.



                            IN TESTIMONY WHEREOF, I have hereunto
                            subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this October 20, 2003

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                            /s/ John D. Hawke, Jr.
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                            Comptroller of the Currency